EXHIBIT 16

March 25, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pinnacle Bankshares Corporation and, under the date of January 23, 2004, we reported on the consolidated financial statements of Pinnacle Bankshares Corporation and subsidiary as of and for the years ended December 31, 2003 and 2002. On March 17, 2004, our appointment as principal accountants was terminated. We have read Pinnacle Bankshares Corporation’s statements included under Item 4 of its Form 8-K/A dated March 25, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Pinnacle Bankshares Corporation’s statement that based upon the recommendation of its Audit Committee and approval by its Board of Directors, Pinnacle Bankshares Corporation engaged Cherry, Bekaert & Holland LLP as its principal accountants for the fiscal year ending December 31, 2004, and chose not to renew the engagement of KPMG LLP, and we are not in a position to agree or disagree with Pinnacle Bankshares Corporation’s statement that Cherry, Bekaert & Holland LLP were not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Pinnacle Bankshares Corporation’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP